UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting Material Pursuant to §240.14a-12.

AmerInst Insurance Group, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AmerInst Insurance Group, Ltd.

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING

JUNE 10, 2010

Notice is hereby given that the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at the Newstead Belmont Hills, 27 Harbour Road, Paget, Bermuda, on Thursday, June 10, 2010, at 10:00 a.m., local time, (the “Annual General Meeting”) for the following purposes:

1.	To consider and act upon the nomination of Stuart H. Grayston, Jerome A. Harris and David N. Thompson for election as directors with three-year terms;

2.	To ratify the appointment of Deloitte & Touche as our independent auditors for fiscal year 2010; and

3.	To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

You can vote at the Annual General Meeting in person or by proxy if you were a shareholder of record on April 30, 2010. Copies of our proxy statement, a proxy card and our annual report accompany this notice. It is important that your shares are represented at the Annual General Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible. We request all shareholders, whether or not they expect to attend the Annual General Meeting in person, to vote their shares. The proxy is revocable at any time prior to its use.

We appreciate your cooperation.

By order of the Board of Directors

Irvin F. Diamond
Chairman of the Board
May 5, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON JUNE 10, 2010.

The proxy statement and the Company’s 2009 annual report on Form 10-K are available at http://www.amerinst.bm/filings/2009form10kfiled.pdf

AMERINST INSURANCE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING

JUNE 10, 2010

GENERAL INFORMATION

We have sent you this proxy statement because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2010, and at any postponement or adjournment thereof. The Annual General Meeting is to be held at 10:00 a.m., local time, on June 10, 2010 at the Newstead Belmont Hills, 27 Harbour Road, Paget, Bermuda.

If your proxy is properly executed and returned in a timely manner, it will be voted at the Annual General Meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the Annual General Meeting, to Secretary, AmerInst Insurance Group, Ltd., c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, or by voting in person at the Annual General Meeting.

Our principal executive offices are located at 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone 441-295-3973). This Proxy Statement is dated May 5, 2010, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AMIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only shareholders of record at the close of business on April 30, 2010 are entitled to vote at the Annual General Meeting. The only issued and outstanding voting stock of the Company is our common stock, of which 995,253 shares were outstanding on the record date. Each share of common stock is entitled to one vote. We need at least two persons present in person at the Annual General Meeting and representing in person or by proxy at least one-third of the total issued and outstanding voting common shares to hold the Annual General Meeting.

In order to assure the presence of a quorum, we urge you to promptly complete, sign, date and return the enclosed proxy card, whether or not you plan to attend the Annual General Meeting in person.

Each of the matters intended to be presented to the Annual General Meeting and described in this proxy statement requires the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or represented by proxy. On the proposal to ratify the appointment of Deloitte & Touche, you can vote to “abstain.” If you vote to “abstain,” your shares will not be counted in the determination of the common shares voting on such matter, but are counted for quorum purposes. Broker non-votes are also not counted in the vote, but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the Annual General Meeting.

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has seven members. Our bye-laws provide that the Board shall have no less than five and no more than nine members. Our bye-laws divide the directors into three classes. The directors in a given class are elected for a term of three years, and the term of each class expires in successive years. Our Board, upon recommendation of our Governance and Nominating Committee, has nominated Stuart H. Grayston, Jerome A. Harris and David N. Thompson, whose terms expire this year, to each stand again for election to the Board. If elected, each would have a three-year term expiring at the 2013 Annual General Meeting, or until his successor shall have been duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for the election of Messrs. Grayston, Harris and Thompson. If any nominee would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person as the Board at the time recommends to serve in place of such nominee.

The board recommends that you vote “FOR” the election of Messrs. Grayston, Harris and Thompson.

Qualifications of Directors

The following paragraphs provide information (age, all positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years) as of the date of this Proxy Statement about each of the nominees and incumbent directors. While the following paragraphs note certain individual qualifications and skills of our nominees and incumbent directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders.

Nominee for Election as Director for a three year term expiring in 2012

Stuart H. Grayston, age 69, has been a director and President of the Company since 2002. He has been President, Offshore Operations, of USA Risk Group since November 2001, and Vice-President and Director of Cedar Management Limited (f/k/a CNA Risk Services Ltd. and successor to USA Risk Group (Bermuda) Ltd.) (“Cedar Management”) since October 2008. He was the founder of Grayston Consulting Services and has been its President since 1993. Mr. Grayston was with Frank B. Hall from 1988 to 1992 as President and CEO of their worldwide Alternative Market Division, which included captive management operations in Bermuda, Vermont and Colorado. Prior to 1988, Mr. Grayston was President of Skandia Insurance Management and Hanna Insurance Management in Bermuda, which merged with a captive insurance management firm in Bermuda that Mr. Grayston established in 1977. We believe Mr. Grayston’s qualifications to sit on our Board include his over 45 years of insurance, reinsurance and captive management experience as well as his experience on numerous boards and chairing industry associations.

Jerome A. Harris, CPA, age 67, has been a director of the Company since 1998 and its Vice Chairman since 2003. He was a director of AMIG from 1995 to 1999, its Secretary and Assistant Treasurer from 1998 to 1999 and its Assistant Secretary and Assistant Treasurer from 1995 through 1998. He has been the Managing Partner of the Harris Consulting Group, LLC and a Partner in the consulting firm The Pivotal Factor, LLC from 2003 to December 2009. He was the Managing Partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm in Chicago, Illinois, from 1978 to 2003. He was Senior Managing Director of American Express Tax and Business Services from 1997 to 2003 and a Partner of Altschuler Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to 2003. Mr. Harris was a founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company, Ltd., former Chairman of the Illinois CPA Society Insurance Liability Task Force, a former member of the governing council of the AICPA and former Vice Chairman, Secretary and Director of the Illinois CPA Society. We believe Mr. Harris’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his service on numerous advisory boards and his experience as a business owner.

David N. Thompson, age 59, has been a director of the Company since 1998 and its Assistant Secretary since 1999. From 1998 to 1999 he was a director of AMIG. He has been Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace, since 1996, and President of Insure Specialists Services, Inc., an insurance consulting firm, since 2004. He also held positions as President and CEO of Millers American Group in 1998 and 1999 and as Senior Vice President—Mergers and Acquisitions at Meadowbrook Insurance Group, Inc., in 1998. Prior to 1998, Mr. Thompson was the Practice Leader of the Alexander and Alexander Affinity Group, and Chairman, President and Chief Executive Officer of Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. He is a CPA (inactive). We believe Mr. Thompson’s qualifications to sit on our Board include his significant insurance experience as well as his experience as a business owner.

Directors Continuing in Office—term expiring in 2012

Thomas B. Lillie, CPA, age 57, has been a director of the Company since 2007. He is a Principal of Lewis & Knopf, P.C., a CPA firm in Flint, Michigan where he has been employed since 1974, and where he is also responsible for the firm’s personal financial planning practice. He is a member of the Michigan Association of CPAs and the Flint Association of Insurance and Financial Advisors. In addition to being a CPA, he is a Certified Financial Planner™ and an AICPA Personal Financial Specialist. We believe Mr. Lillie’s qualifications to sit on our Board include his over 30 years of public accounting experience as well as his previous experience managing a five-partner accounting firm.

Directors Continuing in Office—term expiring in 2011

Irvin F. Diamond, CPA, age 68, has been a director of the Company since 1999 and its Chairman since 2007 and was a director of AMIG in 1999. He has been a principal in REDW Business & Financial Resources, LLC, a public accounting firm, since 1974, a director of First National Bank of Santa Fe since 2004, and a director of Coopers, Inc., a closely-held apparel retailer, since 1995. He is a former member and Vice President of the AICPA Board of Directors and a former President of the New Mexico Society of Certified Public Accountants. Mr. Diamond is a Certified Financial Planner, an AICPA Personal Financial Specialist and a Registered Investment Advisor. We believe Mr. Diamond’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his other board experiences and his long history with the Company.

Jeffry I. Gillman, CPA, age 68, has been a director of the Company since 1999. Mr. Gillman has been actively engaged in public accounting since 1964 and the President of Gillman & Shapiro, P.A., his CPA practice in Stuart, Florida since 1977. He was a former member of the AICPA Professional Liability Insurance Plan Committee, a founding Trustee of the Florida Institute of CPAs Health Benefit Trust and Vice President of the Florida Institute of CPAs. We believe Mr. Gillman’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his 14 years of professional liability insurance experience.

David R. Klunk, CPA, age 58, has been a director of the Company since June 2008. He is the Managing Partner of Philip R. Friedman and Associates LLP, a CPA firm in York, PA where he has been employed since 1974. He is also a member of the AICPA as well as the Pennsylvania Institute of CPAs. Mr. Klunk is a director and board consultant of several non-public companies, in addition to holding offices and chairing committees of local civic, charitable and religious organizations. We believe Mr. Klunk’s qualifications to sit on our Board include his over 30 years of public accounting experience as well as his other board experiences.

Non-Director Executive Officers

Thomas R. McMahon, FCA, age 47, has been the Vice President and Treasurer of the Company since July 2008. Mr. McMahon has been the President, a director and a shareholder of Cedar Management, the Company’s management company, since 2005, and was the Chief Operating Officer of CNA Risk Services Ltd. from 1994 through 2005. Cedar Management offers management services for agencies, associations and insureds wishing to form and operate a captive insurance company. Since his arrival in Bermuda in 1988, Mr. McMahon has been engaged in various aspects of the captive insurance industry from public auditing with PricewaterhouseCoopers to establishment and management of captive insurance companies. Mr. McMahon holds a Bachelor of Commerce (Honors) degree from the University College Galway, Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland.

F. Kyle Nieman III, age 50, has been the President and Chief Executive Officer of AmerInst Professional Services, Limited (“APSL”), a Delaware corporation and wholly-owned subsidiary of AmerInst Mezco, Ltd. which is a wholly-owned subsidiary of the Company, since November 2009. Mr. Nieman was Vice-President of Underwriting for CNA Financial Corporation (“CNA”) from 1994 through 2006, Senior Vice-President of CNA from 2006 through 2008 and an independent contractor for APSL during 2009. Mr. Nieman holds a Bachelor of Science degree from Indiana University and a Master of Business Administration from Illinois Institute of Technology.

Directors

The following is a list of our directors:

Name	Age	Position(s)
Irvin F. Diamond	68	Chairman of the Board
Jeffry I. Gillman	68	Director
Stuart H. Grayston	69	Director and President
Jerome A. Harris	67	Vice-Chairman of the Board
David R. Klunk	58	Director
Thomas B. Lillie	57	Director
David N. Thompson	59	Director and Assistant Secretary

Director Compensation

Our full Board sets the compensation for the directors of the Company. The Board generally considers whether any change from the prior year’s compensation is appropriate to account for inflation or other factors the Board may deem appropriate. Currently, the directors who are not employed by Cedar Management are paid an annual retainer of $20,000. Of this amount, $5,000 is paid in the common shares of the Company.

In addition to the annual retainer, our directors who are not employed by Cedar Management are also paid $700 per half day for each board meeting and $175 per hour for each committee meeting attended during the calendar year. Directors are entitled to receive compensation and reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The Chairman of the Board, as well as the chairman of each committee, excluding the Business Development Committee and the Shareholder and Public Relations Committee, receive an additional annual retainer of $5,000 each.

Effective July 1, 2009, in recognition of Mr. Ronald S. Katch’s many years of service to the Company, including his service on the Board, the Board approved an annual payment to him of $15,000 for 10 years.

The following table discloses the compensation received by each of our directors in 2009:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Ronald S. Katch	$13,650	—	$193,081	(2)	$206,731
Jerome A. Harris	$72,150	$5,000	$31,634	(3)	$108,784
Irvin F. Diamond	$56,925	$5,000	$35,469	(4)	$97,394
David R. Klunk	$42,942	$5,000	$11,674	(5)	$59,616
David N. Thompson	$83,775	$5,000	$17,961	(6)	$106,736
John T. Schiffman	$11,725	—	$2,635	(7)	$14,630
Jeffry I. Gillman	$51,063	$5,000	$7,539	(8)	$63,602
Stuart H. Grayston	$—	—	$—		$—
Thomas B. Lillie	$45,200	$5,000	$6,970	(9)	$57,170

(1)	As part of their retainer fee for service on the Board from the June 2009 until the 2010 Annual General Meeting, certain directors were awarded grants of stock with a grant date fair value of $5,000 computed in accordance with FASB ASC Topic 718.
(2)	This amount includes (i) $148,793, which is the net present value of 10 annual payments of $15,000, all of which have been accrued, (ii) consulting fees in the amount of $23,000 paid to Mr. Katch under an oral consulting agreement between Mr. Katch and the Company, (iii) dividends in the amount of $1,598 paid on shares owned of record by Katch, Tyson & Company, CPAs, of which Mr. Katch is a partner, (iv) dividends in the amount of $65 paid on shares of which Mr. Katch is the record owner and beneficial owner and (v) $19,625 for work done for APSL.
(3)	This amount includes dividends in the amount of $5,384 and $26,250 for work done for APSL.
(4)	This amount includes dividends in the amount of $11,494 and $23,975 for work done for APSL.
(5)	This amount includes (i) dividends in the amount of $1,880 paid on shares owned of record by Philip R. Friedman and Associates LLP, of which Mr. Klunk is the managing partner, (ii) dividends in the amount of $2,094 paid on shares of which Mr. Klunk is the record owner and beneficial owner and (iii) $7,700 for work done for APSL.
(6)	This amount includes dividends in the amount of $3,786 and $14,175 for work done for APSL.
(7)	This amount includes dividends in the amount of $535 and $2,100 for work done for APSL.
(8)	This amount includes dividends in the amount of $4,914 and $2,625 for work done for APSL.
(9)	This amount includes (i) dividends in the amount of $1,785 paid on shares owned of record by Lewis & Knopf, P.C., of which Mr. Lillie is a shareholder, (ii) dividends in the amount of $3,785 paid on shares of which the Thomas B. Lillie Trust is the record owner and (iii) $1,400 for work done for APSL. Mr. Lillie is the sole trustee of the Thomas B. Lillie Trust.

Board Leadership Structure

Our Board is lead by a Chairman. At present, the positions of President (our principal executive officer) and Chairman are held by different persons. The Board does not have a formal policy as to whether the roles of Chairman and President should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as Chairman of the Board is in the best interests of the Company and its shareholders. The President supervises and administers all of the general business and affairs of the Company and the Chairman sets the agenda for and presides over meetings of the Board.

Risk Management

The Board believes that risk management is an important component of our corporate strategy. Although the full Board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the Audit Committee and the Governance and Nominating Committee, as well as other committees. The Board is regularly informed through committee reports about our risks and discusses and reviews with management major policies with respect to risk assessment and risk management. Finally, the Board believes the separated roles of Chairman and President (our principal executive officer) assists us in our ability to implement major policies addressing our risks.

Meetings and Committees of the Board

Our Board has determined that Messrs. Diamond, Gillman, Harris, Katch, Klunk, Lillie and Schiffman are independent members of our Board under the Nasdaq Marketplace Rules.

There were seven standing committees of the Board during 2009, constituted as follows:

Committee	Members
Audit Committee	Messrs. Gillman (chair) and Klunk
Business Development Committee	Messrs. Diamond (chair), Grayston, Harris and Thompson
Finance Committee	Messrs. Klunk (chair) and Harris
Investment Committee	Messrs. Lillie (chair) and Thompson
Governance and Nominating Committee	Messrs. Harris (chair), Thompson and Gillman
Shareholder and Public Relations Committee	Messrs. Diamond (chair), Gillman and Lillie
Underwriting, Actuarial and Reinsurance Committee	Messrs. Thompson (chair), Grayston and Harris

The seven standing committees, respectively, have and may exercise the full power of the Board, as to all matters relating to: the annual audit of our financial statements; review and approval of our fiscal year budget; our investment activity and consideration of various opportunities and options available to us; consideration of nominees to the Board; coordination of press releases and other communications with the public; ownership, transfer or redemption of our common shares; and the review and negotiation of reinsurance contracts.

Because historically our executive officers did not receive compensation from us and because only one of our executive officers began receiving such compensation in November 2009, we do not have a compensation committee. Our Board as a whole participates in the consideration of executive officer and director compensation. The Board evaluates and determines the appropriate level of executive officer and director compensation, including compensation for service as a member or chair of a Board committee. Our Board has determined that Messrs. Diamond, Gillman, Harris, Katch, Klunk, Lillie and Schiffman would qualify as independent under the Securities and Exchange Commission’s (the “SEC”) independence rules for compensation committees.

All directors attended all meetings of the Board and all meetings held by each committee of the Board on which such directors served. During 2009, the Board held a total of four meetings, the Audit Committee met eight times, the Business Development Committee met 10 times, the Finance Committee met once, the Investment Committee met four times, the Governance and Nominating committee met three times, the Shareholder and Public Relations Committee did not meet and the Underwriting, Actuarial and Reinsurance Committee met four times.

The Board has adopted a written charter for the Audit Committee which is available at http://www.amerinst.bm/letters/Audit-Committee-Charter.pdf. The Audit Committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board as to their suitability for recommendation to the shareholders for appointment; approve any material, non-audit services to be rendered by such independent auditors; and review and resolve any differences of opinion between such independent auditors and management concerning our financial statements. The Audit Committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board. Messrs. Gillman and Klunk are currently the members of the Audit Committee. Our Board has determined that all of the members of the Audit Committee satisfy the independence requirements for audit committee members under the Nasdaq Marketplace Rules and that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

We do not have a formal policy regarding attendance by members of our Board at the annual general meetings, although we strongly encourage our directors to attend such meetings. All of our directors attended the 2009 Annual General Meeting.

Board Member Nominations

The Governance and Nominating Committee operates under a written charter, which is available at http://www.amerinst.bm/letters/Charter%20of%20the%20Goverance%20and%20Nominations%20Committee.pdf.

If you are a shareholder entitled to vote at an Annual General Meeting, you may nominate one or more persons for election as a director at the Annual General Meeting. The Governance and Nominating Committee will consider recommendations for nominees for directorships submitted by shareholders and will apply the same evaluation to such recommendations submitted by a shareholder as recommendations submitted by any other person or entity. Shareholders who wish the Governance and Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance and Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Shareholder Proposals for the 2011 Annual General Meeting.” Our Board has determined that all of the members of the Governance and Nominating committee are independent as determined under the Nasdaq Marketplace Rules.

The Governance and Nominating Committee reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq Marketplace Rules. The Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Governance and Nominating Committee endeavors to have a Board of which all the members have experience in the accounting profession and a background in the business of professional liability insurance or its equivalent. The Governance and Nominating committee will consider, when appropriate, other criteria useful to the Company’s current and prospective businesses. The Governance and Nominating Committee does not have a formal policy on diversity.

Shareholder Communications with the Board of Directors

Any shareholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with either the Company’s independent directors or the full Board. The chair of the Shareholder Relations Committee will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to the chair of the Shareholder Relations Committee, AmerInst Insurance Group, Ltd., c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by the Secretary of the Company and all substantive communications will be referred to the chair of the Shareholder Relations Committee. All such communications will be reviewed and, if necessary, investigated and/or addressed by the chair of the shareholder relations committee and the status of such communications will be reported to the non-employee directors or the full Board on a quarterly basis.

Report of the Audit Committee

The report of the Audit Committee is as follows:

TO OUR FELLOW SHAREHOLDERS:

Management has primary responsibility for the integrity of our financial information. Deloitte & Touche has audited our financial statements in accordance with generally accepted auditing standards and expressed an opinion on our financial statements based on those audits. Your Audit Committee is responsible for overseeing the conduct of these activities by management and Deloitte & Touche.

As part of our responsibility, the Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche that firm’s independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the U.S. Securities and Exchange Commission.

By the Audit Committee:

Dated March 29, 2010

Jeffry I. Gillman, Chairman

David R. Klunk

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended (“collectively, the “Acts”), and shall not otherwise be deemed filed under the Acts.

Executive Officers

All of our executive officer positions, except for the President and Chief Executive Officer of APSL, are filled by directors without any salary or other compensation. We have a management agreement with Cedar Management, pursuant to which Cedar Management has agreed to provide management services to us. This agreement is described under “Other Matters-Certain Relationships and Related Transactions.” Stuart Grayston, our President, is a director and officer of Cedar Management, and Thomas R. McMahon, our Vice President and Treasurer, is an officer, director and employee of Cedar Management. Both Mr. Grayston and Mr. McMahon are residents of Bermuda. Neither Mr. Grayston nor Mr. McMahon is separately compensated by us for serving as one of our directors or executive officers.

The following is a list of our executive officers:

Name	Age	Position(s)
Stuart H. Grayston	69	Director and President
Thomas R. McMahon	47	Vice-President and Treasurer
David N. Thompson	59	Director and Assistant Secretary
F. Kyle Nieman, III	50	President and Chief Executive Officer of APSL

The following summary compensation table shows the compensation paid to or received or deferred by Mr. F. Kyle Nieman III for services in all capacities during 2009. Mr. Nieman is the sole executive officer compensated directly by the Company in his capacity as an executive officer.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(i)	(j)
Position	Year	Salary ($)	All Other Compensation ($)(1)	Total ($)
F. Kyle Nieman III President and Chief Executive Officer of APSL	2009	—	$242,000	$242,000

(1)	Consists solely of payments to Mr. Nieman in 2009 under an oral consulting agreement between Mr. Nieman and APSL.

Executive Employment Agreements

On November 24, 2009, APSL entered into an employment agreement (the “Employment Agreement”) with F. Kyle Nieman III with an initial term ending December 31, 2011 (with automatic one-year renewals) pursuant to which Mr. Nieman will serve as President and Chief Executive Officer of APSL. The material terms of the Employment Agreement include the following:

•

Mr. Nieman’s annual base salary during the initial term of the Employment Agreement will be no less than $250,000. He will be eligible to receive annual bonuses calculated as a percentage of annual salary based on meeting or exceeding certain revenue and operating income targets for APSL as described in the table below:

APSL Gross Commission Revenue (000):	Bonus Percentage
<$2,564	0%
$3,205	25%
$3,846	50%
$4,487	75%
$5,128	100%

APSL Net Income before taxes, intercompany charges, bonus calculations and other incentive compensation (000):	Bonus Percentage:
$ 0	0%
$ 215	25%
$ 642	50%
$1,069	75%
$1,496	100%

Bonus components will be determined separately by revenue and operating income, subject to interpolation should actual revenue and operating income fall within the specified ranges. Mr. Nieman’s bonus will be calculated as the arithmetic mean of the two bonus components multiplied by his salary. In no event may a bonus exceed 100% of Mr. Nieman’s salary.

•	Mr. Nieman will be entitled to full participation in all benefits plans and programs for which APSL’s senior officers are or shall become eligible;

•

After the first full calendar year of operations and contingent upon Mr. Nieman qualifying for a bonus, Mr. Nieman will be eligible to receive options to purchase shares of Company common stock (“Common Stock”) over a five year time period at the current value of the Common Stock as of the date each option is granted;

•

Effective January 1, 2010, APSL will create an account on behalf of Mr. Nieman comprised of a number of phantom shares of Common Stock calculated as $1,500,000 divided by the current value of a share of Common Stock at December 31, 2009. The phantom shares will be eligible for phantom dividends at the same rate paid on regular shares of Common Stock. The phantom dividends may be used only to purchase additional phantom shares. The purchase price of the phantom shares will be the then current value of the Common Stock. Mr. Nieman’s interest in the phantom shares initially deposited in the account and any shares purchased with phantom dividends prior to January 1, 2015 will vest on January 1, 2015. However, such phantom shares will vest immediately if (i) the Employment Agreement is terminated by APSL at the end of the initial term or any renewal thereof, (ii) Mr. Nieman is terminated by APSL other than for cause, (iii) there is a material diminishment by APSL of Mr. Nieman’s duties as President and Chief Executive Officer of APSL, (iv) there is a significant reduction by APSL of Mr. Nieman’s annual compensation or benefits, or (v) there is a change-of-control of APSL other than a transaction between the Company and any of its affiliates or subsidiaries. Any phantom shares purchased by phantom dividends on or after January 1, 2015 will vest immediately. The proceeds of the phantom shares less the initial value of $1,500,000 are to be paid in cash to Mr. Nieman at age 65, if retired, or within 60 days in the event of his death or permanent disability. If Mr. Nieman is terminated other than for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash at termination. If Mr. Nieman resigns or is terminated for cause, the value of the phantom shares, if vested, less the initial value of $1,500,000, is to be paid in cash in five equal annual installments on the anniversaries of the date of termination or resignation. If there is a change in control of APSL, other than a transaction between the Company and any of its affiliates or subsidiaries, Mr. Nieman will have the right to receive the proceeds immediately. In the event of a sale or merger of the Company, for each share of phantom stock held, Mr. Nieman will be paid the per share value used in the sale or the merger;

•

If APSL terminates Mr. Nieman other than for “cause,” he is entitled to receive six months’ compensation, less all applicable and usual deductions. However, if revenue goals for the annual period preceding termination are met, Mr. Nieman is entitled to receive one year’s annual compensation, less all applicable and usual deductions;

•

If Mr. Nieman terminates his employment with APSL, APSL has no further obligations to Mr. Nieman, including with respect to the payment of annual compensation, benefits or any other sums other than as described in the bullet above, except those imposed by the terms of any plans under which he was receiving any benefits or as otherwise provided by law and the vested portion of his phantom shares, the proceeds of which will be paid to him in five equal annual installments, the first of which would be paid 30 days after the effective date of the termination. However, Mr. Nieman would be entitled to all rights and benefits under the terms of this Employment Agreement in the event that APSL materially diminishes his duties as President and Chief Executive Officer of APSL or significantly reduces his annual compensation or benefits; and

•

If Mr. Nieman terminates his employment with APSL under circumstances other than those where APSL has materially diminished his duties, during the 24-month time period immediately following such termination Mr. Nieman may not work in the State of Illinois in a managerial or executive capacity for any insurance business that is or could be competitive with APSL. In addition, during that same 24-month time period, Mr. Nieman may not solicit any then current employees of APSL to work for any insurance business by which he is then employed or in which he otherwise holds an ownership interest.

ITEM 2—APPOINTMENT OF AUDITORS

Subject to your ratification, the audit committee of our Board of Directors has selected the accounting firm of Deloitte & Touche to serve as our independent auditors for 2010. Deloitte & Touche has been our independent auditor since 1999.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte & Touche for audit and other services for the periods indicated.

	2009	2008
Audit Fees	$136,230	$129,498
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$136,230	$129,498

In 2009 and 2008 audit services consisted of the audit of our annual consolidated financial statements and the review of our quarterly financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditors on a case-by-case basis. In making such determinations, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte & Touche are not expected to attend the Annual General Meeting. However, they will be available telephonically to respond to appropriate questions.

The Board recommends that you vote “FOR” ratification of the appointment of

Deloitte & Touche as independent auditors for 2010.

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 1, 2010, with respect to beneficial ownership of our common shares by each person who, to our knowledge, is a holder of more than 5% of our common shares and each of our directors, director nominees and officers and all directors and officers as a group.

Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of April 1, 2010, and has been supplied by each of the persons included in the table.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
Stuart Grayston(2)	—	—
Thomas R. McMahon, FCA(3)	—	—
F. Kyle Nieman III(3)	—	—
David N. Thompson(2)	4,117	*
Irvin F. Diamond, CPA(4)	12,317	1.2%
Jeffry I. Gillman, CPA(4)	5,317	*
Jerome A. Harris, CPA(4)	5,817	*
David R. Klunk, CPA(4)	4,317	*
Thomas B. Lillie, CPA(4)(5)	6,015	*
AmerInst Investment Company, Ltd.(6)	260,896	26.2%
All Directors and Officers as a Group (9 Persons)	37,900	3.8%

*	Represents less than 1% of our outstanding common stock.
(1)	The address of each such person is c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)	An executive officer and a director.
(3)	An executive officer.
(4)	A director.
(5)	Lewis & Knopf, P.C., of which Mr. Lillie is a shareholder, is the record and beneficial owner of 1,899 of the common shares shown and has sole voting and investment power with respect to those common shares. The remaining 4,116 shares are held by the Thomas B. Lillie Trust, of which Mr. Lillie is the sole trustee, and has sole voting and investment power with respect to those common shares.
(6)	AmerInst Investment Company, Ltd. is a wholly-owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the common shares held by it. AmerInst Investment Company, Ltd. has indicated that it intends to vote the common shares held by it for the board’s nominee for director, and for the appointment of Deloitte & Touche.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership with the SEC. They also are required to furnish us with copies of all Section 16(a) forms they file.

Based on our review of the Forms 3 and 4 submitted to us during and for fiscal 2009, except for the filing noted below, we believe that our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements: Stuart H. Grayston had one delinquent report and one known failure to file a required report.

Certain Relationships and Related Transactions

Cedar Management provides management services to us pursuant to a management agreement. We paid to Cedar Management and to USA Risk Group (Bermuda) Ltd. (predecessor to Cedar Management) $340,000 pursuant to this agreement during 2009. Mr. Grayston, a director and President of the Company, is the President, Offshore Operations—USA Risk Group, and Vice President of Cedar Management. Mr. McMahon, Vice President and Treasurer of the Company, is President of Cedar Management.

The Company’s ethics policy prohibits conflicts of interest, except under guidelines approved by the Board of Directors. The Company does not have any formal policy in writing separately addressing transactions reported under Item 404(a) of the SEC’s Regulation S-K. The only transaction during 2009 reportable under Item 404(a), the payment to Cedar Management, was pursuant to the Company’s management agreement, which was approved at the time it was originally entered into and at the time of each subsequent amendment by all of the Company’s directors not affiliated with Cedar Management. Any amendments, new management agreements or other payments to Cedar Management will be subject to the same approval process.

Annual Report to Shareholders

We have mailed this proxy statement to each shareholder entitled to vote at the Annual General Meeting. A copy of our 2009 annual report accompanies this proxy statement. Included in the 2009 annual report are our consolidated financial statements for the fiscal year ended December 31, 2009. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 by contacting the Shareholder Services Division in writing at P.O. Box 1330, Montpelier, Vermont 05601; by phone at 800-422-8141; or via the Internet at www.AmerInst.bm/proxy-statements.htm. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be laid before the Annual General Meeting, but no shareholder action will be required concerning those statements.

Solicitation of Proxy

We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have retained The Altman Group, Inc. to assist us in the tabulation of proxies, for which we will pay an aggregate fee of $2,500 plus $0.60 per proxy card returned and tabulated and reimbursement of expenses. Our directors, officers and employees and Cedar Management, our management company, none of whom will receive any additional compensation for soliciting, may solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.

Shareholder Proposals for the 2011 Annual General Meeting

Under U.S. Securities and Exchange Commission rules, shareholders who intend to present a proposal at the 2011 Annual General Meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Secretary, AmerInst Insurance Group, Ltd., c/o Cedar Management Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. We must receive the proposal no later than January 5, 2011. We will be entitled to exercise discretionary proxy authority with respect to any other proposals presented by shareholders at that meeting unless we are notified of such proposals no later than March 21, 2011.

By order of the Board of Directors

IRVIN F. DIAMOND

Chairman of the Board

AmerInst Insurance Group, Ltd.

AMERINST INSURANCE GROUP, LTD.	PROXY

This Proxy is solicited on behalf of the Board of Directors

for the Annual General Meeting to be held June 10, 2010.

Irvin F. Diamond and Jerome A. Harris, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. (the “Company”) which the undersigned may be entitled to vote at the Annual General Meeting to be held on June 10, 2010, or at any adjournment thereof, as specified on the reverse side of this card.

The Company’s directors recommend a vote FOR the election of the director nominees listed and a vote FOR the appointment of Deloitte & Touche as the Company’s independent auditors. The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company’s directors. If other business is presented at the Annual General Meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE BELOW AND

RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Date             , 2010

Signature(s)

(please sign below exactly as your name or names appear(s) in our records)

Print Name

E-mail:

Tel#:

(Continued on reverse side.)

If you plan to attend the Annual General Meeting please check this box.  ☐

If your address has changed, please indicate your new address below.

AMERINST INSURANCE GROUP, LTD.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors recommends that you vote FOR the directors listed below and FOR ratification of the appointment of Deloitte & Touche.

		DIRECTORS RECOMMEND
1.	To elect Stuart H. Grayston, Jerome A. Harris and David N. Thompson as directors.		FOR all nominees (except as indicated)	WITHHOLD AUTHORITY for all nominees	WITHHOLD AUTHORITY for the following nominees only:
		FOR—>>>	0	0	________________

2.	To ratify the appointment of Deloitte & Touche as AmerInst Insurance Group, Ltd.’s independent auditors until the next Annual General Meeting of shareholders at a remuneration determined by the Board of Directors.		For	Against	Abstain
		FOR—>>>	0	0	0

IMPORTANT: Please date this proxy and sign on the reverse side exactly as your name or names appear(s) in our records. If your shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. In order to ensure that your shares will be represented at the Annual General Meeting, please complete, sign, date and return this proxy promptly in the enclosed postage-prepaid envelope or by facsimile to The Altman Group, Inc. at (201) 460-0050.